Exhibit 21.1

Greenland Technologies Holding Corporation

Subsidiaries of the Registrant

Name of Subsidiary	% of Ownership	Jurisdiction of Incorporation or Organization

Zhongchai Holding (HK) Limited	100%	Hong Kong

Hangzhou Greenland Robotic Co., Ltd.	100%	People’s Republic of China

Shanghai Hengyu Business Management Consulting Co., Ltd.	62.5%	People’s Republic of China

Zhejiang Zhongchai Machinery Co., Ltd.	89.47%	People’s Republic of China

Zhejiang Shengte Transmission Machinery Co., Ltd.	100%	People’s Republic of China